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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

           LEC Technologies Announces Appointment of Ronald G. Farrell

         LAS VEGAS, NV, November 30, 1998- LEC Technologies, Inc. (Nasdaq SmallCap Symbol: LECE) announced today that Ronald G. Farrell has been appointed Chairman of the Board and Chief Executive Officer of the Company. In connection with the appointment of Mr. Farrell, the Company will be examining opportunities in the growing golf and leisure time industry. In addition, Golf Entertainment, Inc., of which Mr. Farrell is the principal stockholder, will purchase 235,468 shares of the Company's Common Stock for $70,640 and will be granted a one year warrant to purchase Convertible Debentures in the principal amount of up to $1,429,360, bearing interest at 6% per annum, which will be convertible into an aggregate of up to 4,764,532 shares of the Company's Common Stock, such conversion being subject to shareholder approval. The Convertible Debentures mature one year from the date of issuance. The Company will retain an investment banker to explore strategic alternatives, including a sale of part or all of its present business, in order to maximize shareholder value.

         Mr. Farrell is the Chairman and President of R.G. Farrell, Inc. and RGF Investments, Inc., both founded in 1985, which are engaged in financial consulting in connection with private placements, public offerings, venture capital transactions, leveraged buyout and rollup transactions. Mr. Farrell has experience in agriculture, automotive (wholesale and retail), sports apparel (design and manufacturing), computer hardware, banking and finance. Michael Daniels will continue to serve as a member of the Board and to serve as President of the Company.

         This release contains forward looking statements. Any forward looking statements are based upon assumptions believed by the Company to be reasonable and attainable, but they are subject to important factors relating to the Company's operations and business environment, including the ability of the Company to sell its computer leasing business, to effectively compete in the leisure time industry and to get shareholder approval for the additional shares sought by Golf Entertainment, Inc., which may cause the actual results to be materially different from any future results expressed or implied by such forward looking statements.

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